COLFAX REPORTS SECOND QUARTER 2014 RESULTS

•	Second quarter adjusted net income per share of $0.48

•	Second quarter net sales increased 11.7% (a decrease of 5.0% organically) to $1.199 billion

•	Gas- and fluid-handling finished the period with backlog of $1.585 billion

ANNAPOLIS JUNCTION, MD - July 17, 2014 - Colfax Corporation (NYSE: CFX) today announced its financial results for the second quarter ended June 27, 2014. The Company has not yet finalized the second quarter tax provision.

For the second quarter of 2014, adjusted net income (as defined below) was $59.6 million, or $0.48 per share, which includes approximately $22 million of pretax non-cash expenses related to an impairment, a business disposition and a Venezuelan currency devaluation.

Net sales were $1.199 billion, in the second quarter, an increase of 11.7% from the prior year. Net sales decreased 5.0% organically compared to the second quarter of 2013. Second quarter operating income was $95.7 million, with adjusted operating income (as defined below) of $109.1 million, a decrease of 6%.

Second quarter gas- and fluid-handling orders were $593.8 million compared to orders of $478.2 million in Q2 2013, an increase of 24.2% and an organic increase of 4.6%. Gas- and fluid-handling finished the period with backlog of $1.585 billion.

For the six months ended June 27, 2014, adjusted net income (as defined below) was $111.2 million, or $0.91 per share. Net sales for the six months ended June 27, 2014 were $2.254 billion, an increase of 11.5% compared to net sales for the six months ended June 28, 2013. Operating income for the six months ended June 27, 2014 was $183.4 million, with adjusted operating income (as defined below) of $203.2 million, an increase of 4%.

The financial results discussed herein are presented on a preliminary basis; final data will be included in Colfax's Quarterly Report on Form 10-Q for the quarterly period ended June 27, 2014.

Adjusted net income, adjusted net income per share, adjusted operating income, organic sales growth and organic order growth are not financial measures calculated in accordance with generally accepted accounting principles in the U.S. (“GAAP”). See below for a description of the measures' usefulness and a reconciliation of these measures to their most directly comparable GAAP financial measures.

Steve Simms, President and Chief Executive Officer, stated, “Second quarter performance fell short of expectations. Our fabrication technology sector continued to face weak end markets. Despite lower sales, the fabrication technology sector delivered solid margin performance. The newly acquired Victor Technologies operations performed in line with expectations. Gas handling operations performed well with strong margin contribution despite the anticipated lower revenue. Our fluid handling operations experienced sluggish demand and operational issues in the quarter, generating most of the shortfall. We are aggressively taking steps to address the weak end markets and operational issues and still expect solid profit improvement in the second half of 2014, but based on the second quarter performance, and demand outlook for the year, we have decreased our sales and earnings guidance.”

Non-GAAP Financial Measures and Other Adjustments
Colfax has provided in this press release financial information that has not been prepared in accordance with GAAP. These non-GAAP financial measures are adjusted net income, adjusted net income per share, adjusted operating income, organic sales growth and organic order growth. Adjusted net income, adjusted net income per share and adjusted operating income exclude restructuring and other related charges and, for the 2013 periods presented, asbestos coverage litigation expense. Adjusted net income and adjusted net income per share for the six months ended June 27, 2014 exclude the preferred stock conversion inducement payment. The effective tax rates used to calculate adjusted net income and adjusted net income per share are 30.7% and 29.0% for the three and six months ended June 27, 2014, respectively. The effective tax rates used to calculate adjusted net income and adjusted net income per share are 28.2% and 29.0% for the second quarter and six months ended June 28, 2013, respectively. Organic sales growth and organic order growth exclude the impact of acquisitions and foreign exchange rate fluctuations. These non-GAAP financial measures assist Colfax in comparing its operating performance on a consistent basis because, among other things, they remove the impact of asbestos insurance coverage issues, restructuring and other related charges, and preferred stock conversion inducement payment.
Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of non-GAAP financial measures presented above to GAAP results has been provided in the financial tables included in this press release.
Conference Call and Webcast
Colfax will host a conference call to provide details about its results on Thursday, July 17, 2014 at 9:00 a.m. EDT. The call will be open to the public through 877-303-7908 (U.S. callers) or 678-373-0875 (international callers) and referencing the conference ID number 73886940, or through webcast via Colfax's website at www.colfaxcorp.com under the “Investors” section. Access to a supplemental slide presentation can also be found at the Colfax website under the same heading. Both the audio of this call and the slide presentation will be archived on the website later today and will be available until the next quarterly call.
About Colfax Corporation
Colfax Corporation is a diversified global manufacturing and engineering company that provides gas- and fluid-handling and fabrication technology products and services to commercial and governmental customers around the world under the Howden, Colfax Fluid Handling and ESAB brands. Colfax believes that its brands are among the most highly recognized in each of the markets that it serves. Colfax is traded on the NYSE under the ticker "CFX." Additional information about Colfax is available at www.colfaxcorp.com.
CAUTIONARY NOTE CONCERNING FORWARD LOOKING STATEMENTS:
This press release may contain forward-looking statements, including forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning Colfax's plans, objectives, expectations and intentions and other statements that are not historical or current fact. Forward-looking statements are based on Colfax's current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause Colfax's results to differ materially from current expectations include, but are not limited to factors detailed in Colfax's reports filed with the U.S. Securities and Exchange Commission including its 2013 Annual Report on Form 10-K under the caption “Risk Factors.” In addition, these statements are based on a number of assumptions that are subject to change. This press release speaks only as of the date hereof. Colfax disclaims any duty to update the information herein.
The term “Colfax” in reference to the activities described in this press release may mean one or more of Colfax's global operating subsidiaries and/or their internal business divisions and does not necessarily indicate activities engaged in by Colfax Corporation.
Contact:
Farand Pawlak, Director of Investor Relations
Colfax Corporation
301-323-9054
Farand.Pawlak@colfaxcorp.com

Colfax Corporation
Selected Consolidated Statement of Operations Data
Dollars in thousands, except per share data
(Preliminary, Unaudited)

	Three Months Ended		Six Months Ended
	June 27, 2014	June 28, 2013	June 27, 2014	June 28, 2013

Net sales	$1,199,336	$1,074,118	$2,253,667	$2,021,261
Cost of sales	811,165	736,296	1,539,864	1,392,714
Gross profit	388,171	337,822	713,803	628,547
Selling, general and administrative expense	279,029	221,693	510,611	435,877
Restructuring and other related charges	13,474	4,477	19,786	8,691
Operating income	95,668	111,652	183,406	183,979
Interest expense	13,624	18,054	25,946	41,343
Income before income taxes	82,044	93,598	157,460	142,636
(Benefit from) provision for income taxes(1)	(116,300)	26,398	(95,721)	43,161
Net income(1)	198,344	67,200	253,181	99,475
Income attributable to noncontrolling interest, net of taxes	6,559	8,808	14,606	13,448
Net income attributable to Colfax Corporation(1)	191,785	58,392	238,575	86,027
Dividends on preferred stock	—	5,086	2,348	10,168
Preferred stock conversion inducement payment	—	—	19,565	—
Net income available to Colfax Corporation common shareholders(1)	$191,785	$53,306	$216,662	$75,859
Net income per share- basic(1)	$1.55	$0.53	$1.83	$0.75
Net income per share- diluted(1)	$1.53	$0.52	$1.81	$0.74

(1) The (Benefit from) provision for income taxes for the second quarter and six months ended June 27, 2014 reflects our current estimate, which is subject to change. The final amount for the second quarter and six months ended June 27, 2014 will be reflected in the Company's Form 10-Q for the quarterly period ended June 27, 2014.

Colfax Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
Dollars in thousands, except per share data
(Preliminary, Unaudited)

	Three Months Ended		Six Months Ended
	June 27, 2014	June 28, 2013	June 27, 2014	June 28, 2013
Adjusted Operating Income
Operating income	$95,668	$111,652	$183,406	$183,979
Restructuring and other related charges	13,474	4,477	19,786	8,691
Asbestos coverage litigation expense	—	468	—	2,174
Adjusted operating income	$109,142	$116,597	$203,192	$194,844
Adjusted operating income margin	9.1%	10.9%	9.0%	9.6%

	Three Months Ended		Six Months Ended
	June 27, 2014	June 28, 2013	June 27, 2014	June 28, 2013
Adjusted Net Income
Net income attributable to Colfax Corporation(1)	$191,785	$58,392	$238,575	$86,027
Restructuring and other related charges	13,474	4,477	19,786	8,691
Asbestos coverage litigation expense	—	468	—	2,174
Tax adjustment(2)	(145,634)	(1,354)	(147,122)	(1,354)
Adjusted net income	$59,625	$61,983	$111,239	$95,538
Adjusted net income margin	5.0%	5.8%	4.9%	4.7%

Adjusted Net Income Per Share
Net income available to Colfax Corporation common shareholders	$191,785	$53,306	$216,662	$75,859
Restructuring and other related charges	13,474	4,477	19,786	8,691
Asbestos coverage litigation expense	—	468	—	2,174
Preferred stock conversion inducement payment	—	—	19,565	—
Tax adjustment(2)	(145,634)	(1,354)	(147,122)	(1,354)
Adjusted net income available to Colfax Corporation common shareholders	59,625	56,897	108,891	85,370
Dividends on preferred stock	—	—	2,348	—
Less: adjusted net income attributable to participating securities(3)	—	916	—	4,571
	$59,625	$55,981	$111,239	$80,799
Weighted-average shares outstanding - diluted	125,485,480	111,522,958	122,721,700	97,285,037
Adjusted net income per share	$0.48	$0.56	$0.91	$0.83

Net income per share — diluted (in accordance with GAAP)	$1.53	$0.52	$1.81	$0.74
_________
(1) The (Benefit from) provision for income taxes for the second quarter and six months ended June 27, 2014 reflects our current estimate, which is subject to change. The final amount for the second quarter and six months ended June 27, 2014 will be reflected in the Company's Form 10-Q for the quarterly period ended June 27, 2014.

(2) The effective tax rates used to calculate adjusted net income and adjusted net income per share are 30.7% and 29.0% for the second quarter and six months ended June 27, 2014, respectively, and 28.2% and 29.0% for the second quarter and six months ended June 28, 2013, respectively.

(3) Adjusted net income per share for periods prior to April 23, 2013 was calculated consistently with the two-class method in accordance with GAAP as the Series A Perpetual Convertible Preferred Stock were considered participating securities. Subsequent to April 23, 2013 and prior to February 12, 2014, adjusted net income per share was calculated consistently with the if-converted method in accordance with GAAP until the Series A Perpetual Convertible Preferred Stock were no longer participating securities. Adjusted net income per share for the six months ended June 28, 2013 excludes the impact of 12,173,291 common stock equivalent shares as their inclusion would be anti-dilutive. On February 12, 2014, the Series A Perpetual Convertible Preferred Stock were converted to common stock and the Company paid a $19.6 million conversion inducement to the holders of the Series A Perpetual Convertible Preferred Stock.

Colfax Corporation
Change in Sales, Orders and Backlog
Dollars in millions
(Unaudited)

	Net Sales		Orders
	$	%	$	%

For the three months ended June 28, 2013	$1,074.1		$478.2
Components of Change:
Existing Businesses	(53.5)	(5.0)%	22.2	4.6%
Acquisitions(1)	192.3	17.9%	89.5	18.7%
Foreign Currency Translation	(13.6)	(1.2)%	3.9	0.9%
Total	125.2	11.7%	115.6	24.2%
For the three months ended June 27, 2014	$1,199.3		$593.8

	Net Sales		Orders		Backlog at Period End
	$	%	$	%	$	%

As of and for the six months ended June 28, 2013	$2,021.3		$980.3		$1,388.4
Components of Change:
Existing Businesses	—	—%	33.3	3.4%	(39.9)	(2.9)%
Acquisitions(1)	277.4	13.7%	161.6	16.5%	232.9	16.8%
Foreign Currency Translation	(45.0)	(2.2)%	2.0	0.2%	3.4	0.2%
Total	232.4	11.5%	196.9	20.1%	196.4	14.1%
As of and for the six months ended June 27, 2014	$2,253.7		$1,177.2		$1,584.8

(1) Represents the incremental sales, orders and order backlog as a result of our acquisitions of Clarus Fluid Intelligence, LLC, CKD Kompressory a.s., the global industrial and industry division of Flakt Woods Group, TLT-Babcock Inc., Alphair Ventilating Systems Inc., and Sistemas Centrales de Lubrication S.A. de C.V. ("Sicelub"), and incremental sales as a result of our acquisition of Victor Technologies Holdings, Inc.